EXHIBIT 99.1

As Seen On TV, Inc. Closes Asset Purchase of AsSeenOnTV.com

--Acquires the Only Intellectual Property Bearing the Name As Seen On TV --Will Initiate New Marketing and Social Media Plan

CLEARWATER, Fla., July 2, 2012 /PRNewswire via COMTEX/ -- As Seen On TV, Inc. (OTCQB: ASTV) a direct response marketing company, has officially closed its asset purchase of AsSeenOnTV.com. The aggregate purchase price of $2,722,000, consisted of cash, stock and warrants, and is significantly lower than the previously announced $5 million acquisition price.

AsSeenOnTV.com is a highly trafficked destination website of direct response products with over two million customers, 700,000 email registrants and hundreds of thousands of unique visitors each month. Users of AsSeenOnTV.com generated $5.45 million in gross revenue in 2011 for Delivery Agent pursuant to its license agreement with AsSeenOnTV.com. Through the first half of 2012, the website generated approximately 40% gross revenue growth year-over-year. The Company will assume the license agreement with Delivery Agent, who operates the website. The license agreement calls for a 7.5% royalty of gross revenue to the owner of website, which is now As Seen On TV, Inc.

Kevin Harrington, Chairman of As Seen On TV, Inc. stated, "We are thrilled to now own what we believe is a Crown Jewel of the direct response industry. AsSeenOnTV.com is the lone intellectual property in the expanding As Seen On TV category, and one we feel that is undervalued and underutilized."

Steve Rogai, CEO of As Seen On TV, Inc. stated, "We look forward to working closer in partnership with Delivery Agent, an e-commerce leader, to enhance the capabilities and reach of the site. Our company has already prepared a new marketing and social media plan to further the growth and scope of AsSeenOnTV.com."

Mary Beth Gearhart stated, "I am so proud to say that my late husbands' dear friend Kevin Harrington will own AsSeenOnTV.com. Kevin and Dan both shared a common vision and passion for the As Seen On TV brand. Kevin is a true leader in the direct response industry and he will build AsSeenOnTV.com to a level which it deserves."

About As Seen On TV, Inc.

As Seen On TV, Inc. is the parent company of TVGoods, Inc., a direct response marketing company. We identify, develop and market consumer products for global distribution via TV, Internet and retail channels. TVGoods was established by Kevin Harrington, a pioneer of direct response television. For more information go to www.TVGoodsInc.com and www.AsSeenOnTV.com.

Forward-Looking Statements:

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," "plan" or "planned," "expects," or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in identifying and marketing products, intense competition and additional risks factors as discussed in reports filed by the company with the Securities and Exchange Commission, which are available at http://www.sec.gov.

Contact Information:

Steven Hart

Corporate Strategy & Development

shart@tvgoodsinc.com

917-658-7878